UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Rockwell Medical, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

EXPLANATORY NOTE

This proxy statement supplement, dated May 31, 2016, supplements the definitive proxy statement (the “Proxy Statement”) of Rockwell Medical, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 18, 2016, relating to the Company’s Annual Meeting of Shareholders to be held on June 2, 2016. The Company is providing this disclosure to supplement the information provided in the Proxy Statement regarding solicitation of proxies.

This supplement updates the third paragraph under “Introduction — General” on page 1 of the Proxy Statement. The updated paragraph is set forth below:

We will bear the cost of soliciting proxies. We have retained the firm of D.F. King & Co., Inc. specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other holders of its stock at an anticipated cost of $20,000 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. This proxy statement, the form of proxy and the 2015 Annual Report are being furnished to banks, brokers and other nominees who hold our common stock on behalf of beneficial owners and if asked, we will reimburse banks, brokers and other nominees for their out-of-pocket expenses in forwarding proxy materials to beneficial owners.

This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.